Exhibit 10.20

STOCK RESTRICTION AGREEMENT

This STOCK RESTRICTION AGREEMENT (this “Agreement”) is dated as of the 5th day of February, 2016 (the “Effective Date”), between Sigilon, Inc., a Delaware corporation (the “Company”), and Robert S. Langer (the “Founder”) relating to shares of the Company’s common stock, par value $0.001 per share (“Common Stock”).  The Company and the Founder are each referred to individually as a “Party” and together as the “Parties.”

WHEREAS, the Founder is being issued, on the Effective Date, five million (5,000,000) shares of Common Stock (the “Founder Shares”); and

WHEREAS, the Company and the Founder desire to enter into this Agreement pursuant to which the Founder Shares shall become subject to certain terms and conditions, as more fully described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Founder hereby agree as follows:

ARTICLE I
RESTRICTED SHARES

Upon execution of this Agreement, the Company and the Founder agree that the Founder Shares shall initially be deemed “Restricted Shares” and shall initially be subject to all of the restrictions set forth herein.

ARTICLE II
DEFINITIONS; INTERPRETATION

Section 2.1.                                 Definitions.  For purposes of this Agreement, the following terms are defined as set forth below:

(a)                                 “Agreement” has the meaning set forth in the preamble.

(b)                                 “Board” means the Company’s board of directors.

(c)                                  “Common Stock” has the meaning set forth in the preamble.

(d)                                 “Company Person” means an employee of the Company, a director of the Company, a member of the Scientific Advisory Board of the Company or a consultant to the Company.

(e)                                  “Effective Date” has the meaning set forth in the preamble.

(f)                                   “Escrow Agent” has the meaning set forth in Section 5.6.

(g)                                  “Party” has the meaning set forth in the preamble.

(h)                                 “Repurchase Price” means $0.001 per share.

(i)                                     “Repurchase Event” has the meaning set forth in Section 5.2.

(j)                                    “Repurchase Period” has the meaning set forth in Section 5.2.

(k)                                 “Repurchase Right” has the meaning set forth in Section 5.1.

(l)                                     “Restricted Shares” means Founder Shares that are not vested and are subject to the Repurchase Right (as defined in Section 5.1).

(m)                             “Scientific Advisory Board” means the scientific advisory board of the Company.

(n)                                 “Unrestricted Shares” means Founder Shares that are vested and are not subject to the Repurchase Right.

Section 2.2.                                 Interpretation.  Except where the context expressly requires otherwise:

(a)                                 the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation;” and

(b)                                 the words “herein” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

ARTICLE III
LAPSE OF RESTRICTIONS

Section 3.1.                                 Vesting Schedule.  25% of the Restricted Shares will vest and become “Unrestricted Shares” on the first anniversary of the first closing of a preferred stock financing of the Company and the remaining Restricted Shares will vest and become “Unrestricted Shares” as to six and one quarter percent (6.25%) of the total initial number of Restricted Shares on the first day of each calendar quarter following such first anniversary for the subsequent 12 calendar quarters, as long as the Founder is a Company Person on each such vesting date.  The Company will confirm in writing the date of such first closing upon the Founder’s written request.  No further action on behalf of the Company or the Founder or any other person or entity shall be required for Restricted Shares to become Unrestricted Shares under this Section 3.1 or the following Section 3.2.

Section 3.2.                                 Deemed Liquidation Event.  Notwithstanding anything contained herein to the contrary, in the event of a Deemed Liquidation Event (as such term may be defined in the Certificate of Incorporation of the Company, as such may be amended), or in the event of any “Sale Event”, “Change in Control” or other like definition contained in the Company’s then current stock option plan (i.e., the option plan from which the Company is then granting options or other equity awards) if such Certificate of Incorporation does not contain the defined term “Deemed Liquidation Event”), any and all Restricted Shares will automatically vest and become “Unrestricted Shares” immediately prior to such Deemed Liquidation Event (or Sale Event,

Change in Control, etc.), if the Founder is a Company Person immediately prior to such Deemed Liquidation Event (or Sale Event, Change in Control, etc.).

ARTICLE IV
RESTRICTION ON TRANSFER

Section 4.1.                                 Restricted Shares.  The Founder may not directly or indirectly transfer, sell, assign, pledge, hypothecate or otherwise dispose of any of the Restricted Shares, nor any interest therein, without the prior written consent of the Board or as otherwise provided in this Agreement.  The Company shall not be required to (a) transfer any Restricted Shares on its books that shall have been sold, assigned or otherwise transferred in violation of this Section 4.1 or (b) treat as the owner of such Restricted Shares, or accord the right to vote as such owner or to pay dividends to, any person or entity to which any such Restricted Shares shall have been so sold, assigned or otherwise transferred, in violation of this Section 4.1.

Section 4.2.                                 Transferees.  Notwithstanding anything contained in Section 4.1 to the contrary, the Founder may transfer (i) any or all of her Restricted Shares to her spouse, parents, siblings, or children or grandchildren, or to a trust established for the benefit of her spouse, parents, siblings, children or grandchildren, or the Founder, or to the other Founder of the Company (or a trust established for the benefit of the other Founder) or (ii) any or all of the Restricted Shares under her will or by the laws of intestacy, in each case of clauses (i) and (ii), provided that, such Restricted Shares shall remain subject to this Agreement and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement.  Notwithstanding the foregoing, the Restricted Shares shall continue to be the Restricted Shares in the hands of any holder other than Founder, and except as otherwise expressly provided herein, each such other holder of Restricted Shares will succeed to all rights and obligations attributable to Founder as a holder of Restricted Shares hereunder.

ARTICLE V
REPURCHASE RIGHT

Section 5.1.                                 Scope of Repurchase Right.  In the event that the Founder ceases to be a Company Person, the Restricted Shares shall be subject to a right (but not an obligation) of repurchase by the Company, at a price and on the other terms and conditions set forth below (the “Repurchase Right”).  Exercise by the Company of the Repurchase Right shall require approval by a majority of the Board.

Section 5.2.                                 Condition Precedent to Exercise.  The Repurchase Right shall be exercisable by the Company with respect to the Restricted Shares during the ninety (90)-day period (the “Repurchase Period”) immediately following the date that the Founder ceases to be a Company Person (the “Repurchase Event”).

Section 5.3.                                 Repurchase Cost.  The purchase price for the Restricted Shares to be paid by the Company pursuant to the Repurchase Right shall be an amount equal to the Repurchase Price.

Section 5.4.                                 Exercise of Repurchase Right.  The Repurchase Right shall be exercisable by the Company only by written notice delivered to the Founder prior to the expiration of the Repurchase Period.  Each such notice shall set forth the date, time and place for the repurchase of the Restricted Shares, the number of Restricted Shares to be repurchased and the purchase price therefor.  Such date shall not be more than thirty (30) days after the date of the notice.  Prior to the close of business on such date, the Founder shall deliver to the Company certificate(s) representing the Restricted Shares to be repurchased and properly endorsed for transfer to the Company.  The Company shall promptly, but in no event later than the next business day, following the receipt of such certificate(s), pay to the Founder the purchase price determined according to Section 5.3.  Such payment shall be made in one installment in immediately available funds.  The right of repurchase shall terminate with respect to any Restricted Shares for which it has not been timely exercised pursuant to this Section 5.4.

Section 5.5.                                 Substituted Securities.  In the event of a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any substituted securities which are by reason of such transaction distributed with respect to any Restricted Shares, or into which such Restricted Shares thereby become convertible, shall immediately be subject to Repurchase Right  Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of the Restricted Shares.  After each such transaction, appropriate adjustments shall also be made to the price per share to be paid upon the exercise of Repurchase Right in order to reflect any change in the Company’s outstanding securities effected without receipt of consideration therefor; provided, however, that the aggregate purchase price payable for the Restricted Shares shall remain the same.

Section 5.6.                                 Escrow.  Upon the issuance of the certificates for Restricted Shares, such certificates shall be held in escrow by the Company as the escrow agent (the “Escrow Agent”) until the Repurchase Period expires or the Restricted Shares are repurchased by the Company, in each case in accordance with this ARTICLE V.  Upon the issuance of the certificates for any substituted securities described in Section 5.5, the Founder shall immediately deliver such certificates to the Company to be held in escrow.  All regular cash dividends on the Founder Shares shall be paid directly to the Founder and shall not be held in escrow.  Promptly following receipt by the Escrow Agent of a written request from the Founder, the Company shall release from escrow and deliver to the Founder a certificate for the whole number of Unrestricted Shares, if any.  In the event of a repurchase by the Company of Restricted Shares subject to the Repurchase Right, the Escrow Agent shall release from escrow and cancel a certificate for the number of Restricted Shares so repurchased.

Section 5.7.                                 Termination of Rights as Stockholder.  Notwithstanding anything to the contrary herein, the Parties agree that, if the Company makes available, at the time and place and in the amount and form described in Section 5.4, the consideration for the Restricted Shares to be repurchased in accordance with such notice and in compliance with this Agreement, then, immediately after such time, the Founder shall no longer have any rights as a holder of such Restricted Shares (other than the right to receive payment of such consideration in accordance with such notice).  Such Restricted Shares shall be deemed to have been repurchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by such notice.

Section 5.8.                                 Legend.  All certificates representing the Restricted Shares shall have endorsed thereon a legend substantially as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS SET FORTH IN A STOCK RESTRICTION AGREEMENT DATED AS OF FEBRUARY    , 2016 WITH THE COMPANY, A COPY OF WHICH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY OR WILL BE MADE AVAILABLE UPON REQUEST.”

ARTICLE VI
SECTION 83(B) ELECTION

The Founder understands that Section 83 of the Internal Revenue Code of 1986, as amended, may tax as compensation income the difference between the amount paid for the Founder Shares and the fair market value of the Founder Shares as of the date any restrictions on the Founder Shares lapse in the absence of an 83(b) election.  A form of 83(b) election is attached as Exhibit A.

ARTICLE VII
MISCELLANEOUS

Section 7.1.                                 Notices.  Any notices, consents, or other communication required to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if (a) delivered in hand personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid and return receipt requested, (c) delivered by a recognized overnight courier service, freight prepaid or (d) sent by facsimile transmission, transmission confirmed (along with a copy sent by first-class mail), to the Parties at the addresses as set forth below or at such other addresses or to the attention of such other person as may be furnished by prior written notice of the receiving Party to the sending Party:

if to the Company:	Sigilon, Inc.
c/o Flagship Ventures
1 Memorial Drive, #7
Cambridge, MA 02142
Attention: President

with a copy to:	Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Fax: [***]
Attention: Marc A. Rubenstein, Esq.

if to the Founder:	Robert S. Langer

Date of service of such notice shall be (i) the date such notice is personally delivered by hand, (ii) five (5) days after the date of mailing if sent by certified or registered mail, (iii) one (1) day after date of delivery to the overnight courier if sent by overnight courier or (iv) the next succeeding business day after transmission by facsimile, transmission confirmed.

Section 7.2.                                 Third-Party Beneficiaries.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the Parties and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

Section 7.3.                                 Consent of Spouse.  If the Founder is married as of the Effective Date, the Founder’s spouse shall execute a Consent of Spouse in the form of Exhibit B hereto, effective as of the Effective Date.  Such consent shall not be deemed to confer or convey to the spouse any rights in the Restricted Shares that do not otherwise exist by operation of law or the express written agreement of the Parties.  If the Founder marries or remarries subsequent to the Effective Date, the Founder shall, not later than sixty (60) days thereafter, obtain her new spouse’s acknowledgment of and consent to the existence and binding effect of all restrictions contained in this Agreement by such spouse’s executing and delivering a Consent of Spouse in the form of Exhibit B.

Section 7.4.                                 Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

Section 7.5.                                 Complete Agreement.  This Agreement embodies the complete agreement and understanding between the Parties and supersedes and preempts any prior understandings, agreements, or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

Section 7.6.                                 Counterparts.  This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

Section 7.7.                                 Successors and Assigns.  This Agreement may not be assigned by either Party without the prior written consent of the other Party.  This Agreement is intended to bind and inure to the benefit of and be enforceable by the Founder and the Company and their respective successors and assigns (including subsequent holders of Common Stock).

Section 7.8.                                 No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

Section 7.9.                                 Remedies.  Each of the Parties will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this

Agreement and to exercise all other rights existing in its favor.  The Founder and the Company agree and acknowledge that money damages will not be an adequate remedy for any breach by the Founder of the provisions of this Agreement and that the Company shall be entitled to specific performance and injunctive relief in order to enforce or prevent any violation of any provision of this Agreement in any court of competent jurisdiction.

Section 7.10.                          Amendments and Waivers.  Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and the Founder.

Section 7.11.                          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed wholly therein. Subject to Section 7.9, the Parties agree that jurisdiction and venue in any action brought by any Party pursuant to this Agreement shall properly lie in any federal or state court located in the Commonwealth of Massachusetts and the Parties expressly submit to such jurisdiction.

Section 7.12.                          Headings.  The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement or as in any way limiting the terms and provisions hereof.

(Signature page follows.)

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

SIGILON, INC.

By:	/s/ Douglas Cole
	Name:	Douglas Cole
	Title:	President

ROBERT S. LANGER

By:	/s/ Robert S. Langer

(Signature Page to Stock Restriction Agreement)

EXHIBIT A

Election to Include Gross Income in Year

of Transfer Pursuant to Section 83(b)

of the Internal Revenue Code of 1986, as amended

In accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), the undersigned (the “Taxpayer”) hereby elects to include in her gross income as compensation for services the excess, if any, of the fair market value of the property (described below) at the time of transfer over the amount paid for such property.

The following sets for the information required in accordance with the Code and the regulations promulgated hereunder:

1.                                      The name, address and social security number of the undersigned are:

Name:                                                                                                           Robert S. Langer

Address:                                                                                                 [***]

[***]

Social Security No.:                                      [***]

2.                                      The description of the property with respect to which the election is being made is as follows:

Five million (5,000,000) shares (the “Shares”) of Common Stock, $0.001 par value per share, of Sigilon, Inc., a Delaware corporation (the “Company”).

3.                                      This election is made for the calendar year 2016, with respect to the transfer of the property to the Taxpayer on                  , 2016.

4.                                      Description of restrictions:  The property is subject to the following restrictions:

In the event taxpayer’s employment with the Company or an affiliate of the Company is terminated, the Company may repurchase all or any portion of the Shares at the acquisition price paid by the Taxpayer.

5.                                      The fair market value at time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made was not more than $0.001 per Share.

6.                                      The amount paid by the Taxpayer for said property was $0.001 per Share.

7.                                      A copy of this statement has been furnished to the Company.

Signed this      day of              , 2016.

By:	/s/ Robert S. Langer
	Name:	Robert S. Langer

EXHIBIT B

CONSENT OF SPOUSE

I,   Laura Langer                  , spouse of Robert S. Langer, acknowledge that I have read the Stock Restriction Agreement dated as of the February   , 2016 (the “Agreement”) to which this Consent is attached as Exhibit B and that I know its contents.  Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Agreement.  I am aware that by its provisions the Founder Shares granted to my spouse are subject to a Repurchase Right in favor of Sigilon, Inc. (the “Company”) and that, accordingly, the Company has the right to repurchase up to all of the Restricted Shares of which I may become possessed as a result of a gift from my spouse or a court decree and/or any property settlement in any domestic litigation.

I hereby agree that my interest, if any, in the Restricted Shares subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in the Restricted Shares shall be similarly bound by the Agreement.

I agree to the Repurchase Right described in the Agreement and I hereby consent to the repurchase of the Restricted Shares by the Company and the sale of the Restricted Shares by my spouse or my spouse’s legal representative in accordance with the provisions of the Agreement.  Further, as part of the consideration for the Agreement, I agree that, at my death, if I have not disposed of any interest of mine in the Restricted Shares by an outright bequest of the Restricted Shares to my spouse, then the Company shall have the same rights against my legal representative to exercise the Repurchase Right with respect to any interest of mine in the Restricted Shares as the Company would have had pursuant to the Agreement if I had acquired the Restricted Shares pursuant to a court decree in domestic litigation.

I AM AWARE THAT THE LEGAL, FINANCIAL AND RELATED MATTERS CONTAINED IN THE AGREEMENT ARE COMPLEX AND THAT I AM FREE TO SEEK INDEPENDENT PROFESSIONAL GUIDANCE OR COUNSEL WITH RESPECT TO THIS CONSENT.  I HAVE EITHER SOUGHT SUCH GUIDANCE OR COUNSEL OR DETERMINED AFTER REVIEWING THE AGREEMENT CAREFULLY THAT I WILL WAIVE SUCH RIGHT.

Dated as of the         day of               , 2016.

/s/ Laura Langer

Print name:	Laura Langer